Exhibit 99.3

UNAUDITED PROFORMA COMBINED FINANCIAL INFORMATION

On March 7, 2010, two wholly-owned subsidiaries of the Company entered separate purchase agreements with the previous owner of Coosa Valley Health Care Inc. and Attalla Health Care Inc., two Alabama corporations, to acquire the assets of a 124 bed skilled nursing facility located in Gadsden, Alabama (“Coosa”) and a 182 bed skilled nursing facility located in Attalla, Alabama (“Attalla”).   These facilities are being acquired as part of the Company’s strategy to grow its presence outside of Ohio within the skilled nursing industry.

Effective October 1, 2010, the acquisition date, through the operations transfer agreement the Company obtained control of the Coosa and Attalla facilities for a total purchase price of $18,500,000.  The Company acquired selected assets, primarily the facility and related bed licenses, and did not assume any liabilities.  The Company has incurred direct costs of approximately $540,000 for various acquisition related costs.

Consideration paid by the Company in the acquisition of Coosa was $8,812,500 in cash which was partially financed by approximately $7,356,000 of bank debt net of financing costs (the “Senior Loans”) and $600,000 of a note to the seller (the “Seller’s Note”).  For Coosa, the following table summarizes the consideration transferred and the preliminary amounts of the assets acquired recognized at fair value on the acquisition date:

Consideration Transferred:
Net proceeds from senior loan	$ 7,356,345
Seller’s note	600,000
Cash	856,155
Total consideration transferred	$ 8,812,500
Assets Acquired:
Land	340,000
Building	6,700,800
Equipment and Furnishings	79,200
Intangibles – Bed Licenses	2,480,000
Total identifiable net assets	9,600,000
Less: gain on bargain purchase	(787,500)
Total consideration	$ 8,812,500

Consideration paid by the Company in the acquisition of Attalla was $9,912,500 in cash which was partially financed by approximately $8,161,000 of net proceeds from the Senior Loans.  For Attalla, the following table summarizes the consideration transferred and the preliminary amounts of the assets acquired recognized at fair value on the acquisition date:

Consideration Transferred:
Net proceeds from senior loan	$ 8,160,640
Cash	1,751,860
Total consideration transferred	$ 9,912,500
Assets Acquired:
Land	500,000
Building	6,062,300
Equipment and Furnishings	197,700
Intangibles – Bed Licenses	3,640,000
Total identifiable net assets	10,400,000
Less: gain on bargain purchase	(487,500)
Total consideration	$ 9,912,500

On October 1, 2010, the Company issued two secured promissory notes totaling $15,820,000 with Metro City Bank (the “Senior Loans”).  The loans mature on September 30, 2035 and accrue interest at a variable  rate equal to the published Wall Street Journal prime interest rate (currently 3.25%) plus 1.5%, adjusted quarterly; but no less than 5.5% per annum.  The loans have a prepayment penalty of 10% for any prepayment prior to September 30, 2011 which is reduced by 1% each year until September 30, 2019 when it remains at 1% thereafter.

The loans are collateralized by the real and personal property of the Attalla and Coosa facilities as described above.  The Company is also required to maintain a certificate of deposit in the amount of $1,582,000 as collateral.  The loans have a conditionally approved loan guarantee from the United States Department of Agriculture Rural Development (USDA RD) for 70% of the outstanding loan amount.  The notes are also personally guaranteed by Christopher Brogdon, a significant shareholder, director and the Company’s Chief Acquisition Officer.  The Company compensated Mr. Brogdon $100,000 for his personal guarantee.  The Company is also required to maintain certain financial covenants.

The loans have a one-time guarantee and structuring fees totaling 3% of the loan amounts which was paid on the closing date.  In addition to the one-time fees, the loans are subject to an annual renewal fee due to the USDA RD in an amount equal to 0.25% of the guaranteed portion of the outstanding principal balance as of December 31 each year.

The following unaudited pro forma combined financial statements present the pro forma effect of the acquisitions of Coosa and Attalla by the Company on the Company’s historical financial position and results of operations.  The fiscal year of the Company is December 31 and the fiscal year of both Coosa and Attalla is June 30.  For purposes of presenting the pro forma combined statements of operations as of the date of the Company’s fiscal year end, the Coosa and Attalla pro forma statements of operations have been reconstructed from historical fiscal and interim financial statements in order to bring their statements of operations up to match the Company’s fiscal year end.

The unaudited pro forma combined statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 have been prepared as if the acquisition had occurred on January 1, 2009.  The unaudited pro forma combined balance sheet as of September 30, 2010 has been prepared as if the acquisition had occurred on that date.

The unaudited pro forma combined financial information is provided for informational purposes only.  The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the acquisition been completed at the dates indicated.  In addition, the unaudited pro forma combined financial information does not purport to project future financial position or operating results of the Company.  No effect has been given in the unaudited pro forma combined statement of operations for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.  The unaudited pro forma combined financial statements should be read in conjunction with the respective historical financial statements and notes thereto for the Company that are filed on Form 10-K with the Securities and Exchange Commission and the audited historical financial statements of Coosa Valley Health Care, Inc., and Attalla Health Care, Inc., which are included as Exhibits 99.1 and 99.2, respectively, in this Form 8-K/A.

The following unaudited pro forma combined financial information was prepared using the purchase method of accounting as required by ASC Topic 805, “Business Combinations”.  The purchase price has been allocated to the assets acquired based upon management’s preliminary estimate of their fair values as of the date of acquisition.  Any differences between fair value of the consideration issued and the fair value of the assets acquired will be recorded as a gain on the acquisition.  The purchase price and fair value estimates for the purchase price allocation may be refined as additional information becomes available.

AdCare Health Systems, Inc.

1.  Notes to Unaudited Pro forma Combined Balance Sheet as of September 30, 2010

(A)  As reported in our Quarterly Report on Form 10-Q as of September 30, 2010.

(B)  Represents the unaudited balance sheets of the previous owner of Coosa Valley Health Care and Attalla Health Care as of September 30, 2010.

(C)  Eliminates assets not acquired and liabilities not assumed in the acquisition.

(D)  Reflects the purchase price of the assets acquired and liabilities incurred by us in connection with the Coosa Valley Health Care acquisition completed subsequent to September 30, 2010.  The purchase price allocation is preliminary and is subject to change.

(E)  Reflects the purchase price of the assets acquired and liabilities incurred by us in connection with the Attalla Health Care acquisition completed subsequent to September 30, 2010.  The purchase price allocation is preliminary and is subject to change.

(F)  Amount represents the one-time gain on acquisition net of acquisition costs incurred at the time of acquisition not included in historical results.

2.  Notes to Unaudited Pro forma Combined Statement of Operations for the Nine Months Ended September 30, 2010.

(A)  Reflects the historical consolidated statement of operations for the nine months ended September 30, 2010 as reported in our Quarterly Report on Form 10-Q.

(B)  Represents the unaudited historical statement of operations of the previous owner of Coosa Valley Health Care.

(C)  Represents the unaudited historical statement of operations of the previous owner of Attalla Health Care.

(D)  Increases depreciation and amortization expense as a result of the increase in the fair market value of the assets acquired.  Depreciation and amortization expense is recognized using the straight-line method over an estimated useful life of 40 years for buildings and 5 years for furniture and equipment.

(E)  Increases interest expense to reflect additional interest paid on higher loan balances than those of the previous owner.

3.  Notes to Unaudited Pro forma Combined Statement of Operations for the Year Ended December 30, 2009.

(F)  Reflects the historical consolidated statement of operations for the year ended December 31, 2009 as reported in our Annual Report on Form 10-K.

(G)  Represents the unaudited historical statement of operations of the previous owner of Coosa Valley Health Care.

(H)  Represents the unaudited historical statement of operations of the previous owner of Attalla Health Care.

(I)  Increases depreciation and amortization expense as a result of the increase in the fair market value of the assets acquired.  Depreciation and amortization expense is recognized using the straight-line method over an estimated useful life of 40 years for buildings and 5 years for furniture and equipment.

(J)  Increases interest expense to reflect additional interest paid on higher loan balances than those of the previous owner.

(K)  Represents acquisition related expenses incurred at the time of closing.

(L)  Represents the gain recognized in connection with the acquisitions of Coosa Valley Health Care and Attalla Health Care of $787,500 and $487,500 respectively.

(M)  On August 11, 2010, the board of directors declared a 5% stock dividend that was issued on October 15, 2010 based on the shareholders of record at the close of business on September 30, 2010.  All references to the number of common shares and per-share amounts are restated based on the increased number of shares giving retroactive effect to the stock dividend.

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